Exhibit 10.18

Apache Corporation 401(k) Savings Plan

Apache Corporation (“Apache”) sponsors the Apache Corporation 401(k) Savings Plan (the “Plan”). In section 10.4 of the Plan, Apache reserved the right to amend the Plan from time to time. Apache hereby exercises that right by replacing section 9.3(b) of the Plan with the following, effective February 3, 2016:

(b) Directed Investments. Accounts shall be invested, upon direction of each Account Owner made in a manner acceptable to the Committee, in any one or more of a series of investment funds designated by the Committee or to the extent permitted by the Committee in a brokerage arrangement. One or more of the investment alternatives may consist, in whole or in part, of shares of Company Stock. To the extent that any Account is invested in Company Stock or in investment funds consisting primarily of Company Stock, an Account Owner may sell such investment at any time, subject to reasonable administrative delays and any blackout periods imposed by the Committee (including blackout periods that apply to particular Participants to ensure compliance with the securities laws). The funds available for investment and the principal features thereof, including a general description of the investment objectives, the risk and return characteristics, and the type and diversification of the investment portfolio of each fund, shall be communicated to the Account Owners in the Plan from time to time. Any changes in such funds shall be immediately communicated to all Account Owners.

EXECUTED this 17 day of February, 2016.

APACHE CORPORATION

By:	/s/ Margery M. Harris
Margery M. Harris
Executive Vice President, Human Resources